UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed by GameTech International, Inc. (the “Company”) in its Form 8-K filed April 15, 2010, the Company entered into a loan agreement (“Line of Credit”) with Bank of the West (“Lender”) on April 9, 2010 which provides for a $1.8 million revolving credit facility.  On September 3, 2010, the Company received a notice of default (the “Notice”) from Lender in accordance with the terms of the Line of Credit.  The event of default is a result of the Company’s non-compliance with certain financial covenants and failure to make scheduled payments under its loan agreement (the “Loan Agreement”) with Lender and U.S. Bank National Association dated August 22, 2008 (as amended), as more fully described in the Company’s Form 8-K filed August 17, 2010.  To date, these financial covenants remain uncured and the payments due on August 31, 2010 remain unpaid.

Lender states in the Notice that it will forbear on a day to day basis from exercising its rights under the Line of Credit including the acceleration of all amounts outstanding and/or the right to increase the interest rate to the default rate provided in the Line of Credit; until a more definitive forbearance agreement is executed.  As of September 10, 2010, the Company had approximately $1.3 million outstanding under our Line of Credit.  The Company continues to actively engage in discussions with the Lender and U.S. Bank National Association and is optimistic that a resolution can be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By:	/S/ Bill Fasig
	Name:	Bill Fasig
	Title:	Chief Executive Officer

Dated: September 10, 2010